Exhibit 11 under Form N-1A
                                    Exhibit 23 under Item 601/Reg. S-K


INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders of FIXED INCOME SECURITIES, INC.:

We consent to the incorporation by reference in Post-Effective Amendment No. 22 to Registration Statement (No. 33-43472) of Fixed Income Securities, Inc. (comprising the following portfolios: Federated Limited Term Fund, Federated Limited Term Municipal Fund and Federated Strategic Income Fund) of our reports dated January 16, 1998, appearing in the Annual Reports for the year ended November 30, 1997, and to the references to us under the heading "Financial Highlights" in such prospectuses, which are part of such Registration Statement.



By: DELOITTE & TOUCHE LLP
    DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
January 23, 1998